Exhibit 99.3

One Lantern Senior

Living Inc and

Subsidiaries

Consolidated Financial Statements as of and for the

Years Ended December 31, 2009 and 2008, and

Independent Auditors’ Report

ONE LANTERN SENIOR LIVING INC AND SUBSIDIARIES

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008:

Statements of Operations	2

Balance Sheets	3

Statements of Equity	4

Statements of Cash Flows	5–6

Notes to Consolidated Financial Statements	7–27

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

One Lantern Senior Living Inc

Louisville, Kentucky

We have audited the accompanying consolidated balance sheets of One Lantern Senior Living Inc and subsidiaries (the “Company”), a wholly owned subsidiary of Lazard Senior Housing Partners LP, as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2009 the Company changed its method of reporting noncontrolling interest due to the adoption of new accounting requirements.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

February 26, 2010

ONE LANTERN SENIOR LIVING INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(In thousands)

	2009	2008
REVENUES:
Assisted and independent living revenues	$154,501	$154,163
Management fees and other revenues	298	774

Total operating revenues	154,799	154,937

OPERATING EXPENSES:
Managed facility reimbursed expenses	59,324	60,928
Assisted and independent living operating expenses	39,652	36,980
General and administrative expenses	1,304	1,029
Depreciation and amortization	30,181	34,626
Management fees	8,314	8,883
Loss on disposition of assets — net	2,126	66
Development expenses	1,298	682
Integration-related expenses	590	1,849
Community rent expense	147	1,028
Loss on asset related to building reconstruction	—	13,080

Total operating expenses	142,936	159,151

OPERATING INCOME (LOSS)	11,863	(4,214)

OTHER INCOME (EXPENSE):
Interest expense	(48,217)	(55,963)
Gain (loss) on derivative instruments	16,960	(14,012)
Interest income	228	1,340
Loss on debt extinguishment	(115)	(948)
Equity (loss) earnings in joint ventures	(45)	17
Other — net	5	(28)

LOSS BEFORE INCOME TAX EXPENSE	(19,321)	(73,808)

INCOME TAX EXPENSE	—	(4,708)

LOSS FROM CONTINUING OPERATIONS	(19,321)	(78,516)

GAIN (LOSS) FROM DISCONTINUED OPERATIONS	4,513	(7,213)

NET LOSS	(14,808)	(85,729)

(INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(329)	16,020

NET LOSS ATTRIBUTABLE TO ONE LANTERN SENIOR LIVING INC	$(15,137)	$(69,709)

SUMMARY OF LOSS ATTRIBUTABLE TO ONE LANTERN SENIOR LIVING INC:

Loss from continuing operations	$(18,390)	$(64,509)
Gain (loss) from discontinued operations	3,253	(5,200)

NET LOSS ATTRIBUTABLE TO ONE LANTERN SENIOR LIVING INC	$(15,137)	$(69,709)

See notes to consolidated financial statements.

ONE LANTERN SENIOR LIVING INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

(In thousands, except share amounts)

	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$31,437	$29,358
Restricted cash — current	5,538	4,965
Resident accounts receivable — net	1,364	1,902
Due from affiliates	201	1,123
Assets held for sale	—	71,954
Other current assets	3,113	4,067

Total current assets	41,653	113,369

PROPERTY AND EQUIPMENT — Net	714,485	760,792

INTANGIBLE ASSETS — Net	5,910	15,188

DEFERRED FINANCING COSTS — Net	5,273	4,701

LEASEHOLD DEPOSITS	63	2,063

INVESTMENT IN JOINT VENTURE	1,214	1,258

RESTRICTED CASH AND OTHER NON-CURRENT ASSETS	39,354	26,185

TOTAL	$807,952	$923,556

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,081	$2,580
Accrued liabilities	16,348	15,803
Due to affiliates	7,517	4,894
Liabilities associated with assets held for sale	—	77,212
Capital lease obligations due within one year	8	30
Long-term debt due within one year	3,713	1,796
Bonds payable due within one year	530	255

Total current liabilities	30,197	102,570

CAPITAL LEASE OBLIGATIONS	142,143	294,246

LONG-TERM DEBT	353,906	295,641

BONDS PAYABLE	146,750	133,577

OTHER LONG-TERM LIABILITIES	19,985	30,153

Total liabilities	692,981	856,187

COMMITMENTS AND CONTINGENCIES	—	—

EQUITY:
Common stock, $.01 par value — 100 shares authorized, issued, and outstanding	—	—
Paid-in-capital	188,429	148,079
Accumulated deficit	(114,153)	(99,016)

Equity attributable to One Lantern Senior Living Inc	74,276	49,063
Noncontrolling interest in majority owned entities	40,695	18,306

Total equity	114,971	67,369

TOTAL	$807,952	$923,556

See notes to consolidated financial statements.

ONE LANTERN SENIOR LIVING INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(In thousands, except share amounts)

	Common Stock Shares	Amount	Paid-In Capital	Accumulated Deficit	Noncontrolling Interest	Total Equity

BALANCE — January 1, 2008	100	$—	$140,005	$(29,307)	$31,200	$141,898

Equity contributions	—	—	8,074	—	3,126	11,200

Net loss	—	—	—	(69,709)	(16,020)	(85,729)

BALANCE — December 31, 2008	100	—	148,079	(99,016)	18,306	67,369

Equity contributions	—	—	40,350	—	22,060	62,410

Net (loss) income	—	—	—	(15,137)	329	(14,808)

BALANCE — December 31, 2009	100	$—	$188,429	$(114,153)	$40,695	$114,971

See notes to consolidated financial statements.

ONE LANTERN SENIOR LIVING INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(In thousands)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Loss from continuing operations	$(19,321)	$(78,516)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	30,181	34,626
(Gain) loss on derivative instruments	(16,960)	14,012
Non-cash interest expense	4,448	4,480
Loss on disposition of assets — net	2,126	66
Deferred financing costs amortization	1,516	1,619
Provision for doubtful accounts	479	449
Loss on debt extinguishment	115	948
Earnings from joint venture — net of distributions	45	95
Loss on asset related to building reconstruction	—	13,080
Deferred taxes	—	4,698
Other	—	4
Change in operating assets and liabilities:
Resident accounts receivable	59	(116)
Other current assets	2,058	(780)
Accounts payable and other liabilities	4,149	(2,094)

Net cash provided by (used in) operating activities	8,895	(7,429)

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Acquisitions — net of cash received	(27,217)	(28,561)
Purchase of property and equipment	(13,892)	(9,224)
Change in restricted cash	(7,408)	6,940
Proceeds from disposal of property and equipment	9	6

Net cash used in investing activities	(48,508)	(30,839)

(Continued)

ONE LANTERN SENIOR LIVING INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(In thousands)

	2009	2008

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance of long-term debt	74,766	70,126
Repayment of long-term debt, bonds payable, and capital lease obligations	(92,177)	(36,392)
Equity contribution	40,350	8,074
Noncontrolling interest equity contribution	22,060	3,126
Fees related to issuance of long-term debt	(2,347)	(2,157)
Other	(215)	(124)

Net cash provided by financing activities	42,437	42,653

NET CASH PROVIDED BY CONTINUING OPERATIONS	2,824	4,385

NET CASH USED IN DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,351)	(2,532)
Net cash provided by investing activities	606	266

CHANGE IN CASH AND CASH EQUIVALENTS	2,079	2,119

CASH AND CASH EQUIVALENTS — Beginning of year	29,358	27,239

CASH AND CASH EQUIVALENTS AT END OF PERIOD — End of year	$31,437	$29,358

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest payments	$42,183	$49,173

Purchase of property and equipment included in accrued liabilities	$1,844	$1,944

See notes to consolidated financial statements.	(Concluded)

ONE LANTERN SENIOR LIVING INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	THE COMPANY AND BACKGROUND

Organization — One Lantern Senior Living Inc (“OLSL INC”) and subsidiaries (the “Company”) is a wholly owned subsidiary of Lazard Senior Housing Partners LP (“LSHP”), a real estate opportunity fund formed for the purpose of making debt and/or equity investments in senior housing assets located in the United States.

Background — As of December 31, 2009, the Company owned, operated, or managed 31 communities located in the Northeastern United States with a total of 3,175 units. Of the 31 communities, 16 were owned by the Company, 11 were operated by the Company pursuant to lease agreements, and two were managed by the Company on behalf of third parties. The Company also manages two communities in which it has a partial equity interest.

On March 1, 2007, the Company established SG Senior Living LLC (“SGSL LLC”). The Company owns a 72.09% interest in SGSL LLC as the managing member and LSHP Coinvestment Partnership I LP (“Coinvestment Partnership”) indirectly holds the remaining 27.91% membership interest. As of December 31, 2009, SGSL LLC owned and operated 12 properties.

Related Party Management Agreements — LSHP, Coinvestment Partnership, and Atria Senior Living Group, Inc. (“Atria”) are parties to a Master Agreement under which LSHP engaged Atria to provide certain management, operating and loan servicing activities for the investments made by LSHP. A majority of the partner capital interests in LSHP and Coinvestment Partnership also hold partnership interests in certain of the real estate opportunity funds that indirectly hold interests in Atria. Under the terms of the Master Agreement, any new facilities acquired by LSHP, which are not already encumbered by an existing third party management agreement, will be added to this arrangement. The Master Agreement has an initial term of 10 years (expiring July 2015) with automatic one year renewal periods thereafter, and establishes standardized terms for the facilities which Atria is engaged to provide services (the “Facility Management Agreements”).

As defined in the Facility Management Agreements, during the initial 24 months that a facility is owned, Atria receives a management fee of 5% of cash revenue. After this initial period, Atria receives a management fee of 3% to 5% of cash revenue based on the operating margins of the facilities. The Facility Management Agreements also require the Company to reimburse Atria for the payroll and related costs of on-site employees as well as certain other costs that are incurred by Atria. These reimbursements are in addition to the management fees and are shown as managed facility reimbursed expenses on the accompanying consolidated statements of operations.

Six communities which are licensed by the New York Department of Health (“NYDOH”) pay fixed monthly management fees instead of a percentage of cash revenue pursuant to separate management agreements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements include the Company’s majority-owned subsidiaries and all variable interest entities where the Company is considered the primary beneficiary. Intercompany transactions have been eliminated. Investments in entities not controlled by ownership or contractual obligations are accounted for under the equity method.

As discussed in Note 5, the Company has presented certain operations on a discontinued basis.

Variable Interest Entities — The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 (previously FASB Interpretation No. 46, Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51, as revised), addresses consolidation by business enterprises of variable interest entities (“VIE”). A VIE is subject to the consolidation provisions if it cannot support its financial activities without additional subordinated financial support from third parties or its equity investors lack any one of the following characteristics: the ability to make decisions about its activities through voting rights, the obligation to absorb losses of the entity if they occur, or the right to receive residual returns of the entity if they occur. A VIE is required to be consolidated by its primary beneficiary. The primary beneficiary is the party that holds the variable interest that is exposed to the majority of the entity’s expected losses and/or residual returns. For the purposes of determining a primary beneficiary, all related party interests must be combined with the actual interests of the Company in the VIE.

The Company owns a 1% general partner interest in Marland Place Associates LP (“Marland Place”) that meets the definition of a VIE. Marland Place owns one assisted living facility. The Company has determined that it is the primary beneficiary of this VIE and has consolidated the VIE as part of these financial statements. The only consolidated asset that represents collateral for the VIE is the building, with a net book value of $15.5 million and $15.8 million at December 31, 2009 and 2008, respectively. The creditors have no recourse to the general credit of the Company. Intercompany amounts and balances have been eliminated.

In 2008 and for a portion of 2009, the Company had a variable interest in five legal entities that operated five of its communities. These operators were licensed by the NYDOH and were owned by individuals that were not associated with the Company or related entities. The operators operated these facilities under long-term leases with subsidiaries of the Company. The operators were VIEs and the Company consolidated the VIEs as it was the primary beneficiary. The operating agreements with four of these operators were terminated on August 31, 2009 and one was terminated on September 30, 2009. These VIEs were no longer consolidated as of the respective termination dates. There were no consolidated assets that represented collateral for the VIEs and the creditors had no recourse to the general credit of the Company. All intercompany amounts and balances have been eliminated.

Upon the termination of the operating agreements referenced above, OLSL New York Operating Company LLC (“OLSL NYOC”) became the operator of these communities. OLSL NYOC is also the operator for one additional community. OLSL NYOC is 100% owned by an individual that is a director of both the Company and Atria. These facilities are operated under long-term lease agreements with subsidiaries of the Company. OLSL NYOC is considered a VIE and the Company has consolidated the operations of these six communities as it has determined that it is the primary beneficiary. There are no consolidated assets that represent collateral for OLSL NYOC as of December 31, 2009 and the creditors have no recourse to the general credit of the Company. All intercompany amounts and balances have been eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues — Revenues are recognized when services are rendered and consist principally of monthly resident fees and fees for other ancillary services. Payments received in advance of services being rendered are recorded as deferred revenue, which is included in accrued liabilities in the accompanying consolidated balance sheets. Residence and service agreements are for a term of one year, cancellable with 30 to 60 day notice from either party. Revenues from management contracts are recognized in the period earned in accordance with the terms of the management agreement.

Substantially all revenues are derived from private pay sources. Amounts due from residents are stated at net realizable value. The allowance for doubtful accounts at December 31, 2009 and 2008 was approximately $690,000 and $650,000, respectively.

Advertising Costs — The Company expenses advertising costs as incurred. Advertising expense included in assisted and independent living operating expenses and managed facility reimbursed expenses was approximately $1.8 million and $1.4 million for the years ended December 31, 2009 and 2008, respectively.

Third-Party and Affiliate Management Agreements — The Company has management agreements with two properties in which it has a partial equity interest and two managed communities. Under these agreements, the Company receives a base management fee ranging from 3% to 4% of cash revenue, plus additional incentive fees for three of the properties based on the operating margins of the individual facilities. These revenues are recorded as management fees on the accompanying consolidated statements of operations. Management fees related to one consolidated community (Marland Place) have been eliminated in consolidation.

The Company sub-contracts the majority of its responsibilities under these agreements to Atria under the terms of the Facility Management Agreements.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Cash and cash equivalents are carried at cost, which approximates their fair value.

Restricted Cash — Current — Restricted cash - current includes insurance, real estate taxes, interest, and repair escrows held by third party lenders that will be disbursed in twelve months or less. Also included are replacement reserves to be released to the Company by third party lenders in the next twelve months as reimbursement for amounts previously expended by the Company for capital items.

Accounting for Acquisitions and Intangibles — The Company accounts for business combinations under the purchase method. Accordingly, the aggregate purchase price of business combinations is allocated to tangible and intangible assets acquired and liabilities assumed based on estimated fair values. Estimates are based upon historical, financial, and market information.

Intangible assets consist of the following at December 31, 2009 and 2008 (in thousands):

	2009	2008

Value of in-place leases	$—	$24,337
Property tax abatement agreements	8,793	8,793
Other intangibles	—	171

Total	8,793	33,301

Accumulated amortization	(2,883)	(18,113)

Total intangibles — net	$5,910	$15,188

Value of in-place leases are amortized on a straight-line basis over two years based on the estimated average resident stay at the facilities. In 2009, the Company wrote-off the balance of fully amortized in-place leases in the amount of approximately $24.3 million and related accumulated amortization.

The Company is also party to certain property tax abatement agreements that allow the Company to pay reduced property taxes on certain facilities. All property tax abatement agreements are amortized from the date of acquisition until the fiscal year in which real property taxes will be assessed at 100%.

Amortization expense for intangible assets for the years ended December 31, 2009 and 2008 was approximately $9.3 million and $13.7 million, respectively. Estimated amortization expense for the next five years is $1.5 million in 2010, $1.4 million in 2011, $1.2 million in 2012, $0.8 million in 2013 and $0.6 million in 2014.

Long-lived Assets — Property and equipment are stated at cost. Depreciation expense is computed by the straight-line method over the estimated useful lives as follows: buildings (40 years), building and improvements (5-20 years), and furniture and equipment (3-10 years). Leasehold improvements are depreciated over the shorter of the lease term or useful life. Repairs and maintenance expense included in assisted and independent living operating expenses was approximately $4.2 million and $4.1 million for the years ended December 31, 2009 and 2008, respectively.

Property and equipment consists of the following at December 31, 2009 and 2008 (in thousands):

	2009	2008

Land	$128,303	$134,786
Buildings and improvements	624,087	646,903
Furniture and equipment	13,702	12,273
Construction in progress	8,833	6,878

Total	774,925	800,840

Accumulated depreciation	(60,440)	(40,048)

Total property and equipment — net	$714,485	$760,792

Assets held under capital leases are included in the amounts above and consist of the following at December 31, 2009 and 2008 (in thousands):

	2009	2008

Land	$15,814	$44,062
Buildings and improvements	156,898	277,381
Furniture and equipment	3,780	4,818

Total	176,492	326,261

Accumulated depreciation	(21,045)	(21,409)

Total assets held under capital leases — net	$155,447	$304,852

In January 2009, the Company purchased a community for $70.0 million which was previously accounted for as a capital lease. This property and the related obligation were originally recorded at approximately $95.0 million, which represented the amount originally due under put and call options. An adjustment was made as of December 31, 2008 to reduce the capital lease obligation and property and equipment by $25.0 million to reflect the reduction in purchase price.

In September 2009, the Company purchased two communities for $53.5 million which were previously accounted for as capital leases. The properties and the related obligations were originally recorded at $84.0 million, which represented the amount originally due under put and call options. A $30.5 million adjustment was made to capital lease obligations and property and equipment to reflect the reduction in purchase price.

The Company accounts for long-lived assets in accordance with the provisions of ASC Topic 360 (previously Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets). This guidance requires that intangible assets and long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company regularly reviews the carrying value of its long-lived assets with respect to any events or circumstances that indicate impairment or that depreciation estimates may require adjustment. If such circumstances suggest the recorded amounts are more than the sum of the undiscounted cash flows, the carrying values of such assets are reduced to fair market value. Assets to be disposed of are reported at the lower of the carrying amount or fair value of the assets. As of December 31, 2009 and 2008, the Company does not believe that the carrying value or the depreciation periods of its intangible assets and long-lived assets require any material adjustment.

ASC Topic 410 (previously SFAS No. 143, Accounting for Asset Retirement Obligations), addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. This guidance applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of leases. The fair value of a liability for an asset retirement obligation must be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. An entity is required to recognize a liability for a legal obligation to perform asset retirement activities when the retirement is conditional on a future event and if the liability’s fair value can be reasonably estimated. This standard has not had a material effect on the Company’s earnings or financial position. The Company is currently evaluating potential investments in its existing properties that could result in significant future capital improvements to certain of the Company’s facilities. It is possible that the estimates used by the Company in accounting for its obligations could change in the near term depending on the timing of the projects approved in the future.

At December 31, 2009 and 2008, substantially all of the Company’s property and equipment is collateralized under long-term debt and lease arrangements.

Investments — The Company has a 23.25% investment in Broadway/Browne, LLC which holds a .01% general partner interest in Maplewood Place Associates, LP (“Maplewood Place”), which owns a single assisted living facility. Broadway/Browne, LLC has no other significant assets or operations and is accounted for on the equity basis of accounting. This investment is included in investment in joint venture on the accompanying consolidated balance sheets.

Leases — Leases that substantially transfer all of the benefits and risks of ownership of property to the Company, or otherwise meet the criteria for capitalizing a lease in accordance with accounting principles generally accepted in the United States, are accounted for as capital leases. Property and equipment recorded under capital leases are depreciated on the same basis as other property and equipment. Amortization related to capital leases is included in the consolidated statements of operations within depreciation and amortization expense. Rental payments under operating leases are expensed as incurred.

Deferred Financing Costs — Costs incurred in connection with obtaining financing are deferred and amortized (included in interest expense) over the life of the related long-term debt using the straight-line method, which approximates the effective interest method. Deferred financing costs are presented net of accumulated amortization of approximately $1.7 million and $2.2 million at December 31, 2009 and 2008, respectively.

Leasehold Deposits — Leasehold deposits of approximately $0.1 million and $2.1 million as of December 31, 2009 and 2008, respectively, consist of cash payments made by the Company under its lease arrangements.

Restricted Cash and Other Non-Current Assets — Long-term restricted cash totaled $18.5 million and $11.5 million at December 31, 2009 and 2008, respectively, which includes funds held for interest reserves, operating expense reserves, debt service reserves, and repair and replacement reserve escrows that are not expected to be disbursed to the Company within twelve months. Also included are money market funds held by Charles Channel Indemnity Inc. (“CCI”), a wholly owned captive insurance company, and Mystic River Insurance Inc, a majority-owned captive insurance company. Other non-current assets at December 31, 2009 and 2008 were composed primarily of $11.8 million and $7.6 million, respectively, of security and other deposits, and $9.0 million and $7.1 million, respectively, related to the fair value of derivative financial instruments.

Income Taxes — The Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to adjust net deferred tax assets to the amount which management believes will more likely than not be recoverable. In making such determination, management considers available positive and negative evidence, including future reversals of existing taxable temporary differences, future taxable income, and the implementation of prudent tax planning strategies. In the event that the Company is able to utilize its deferred tax assets in excess of their recorded amount, the valuation allowance will be reduced with a corresponding reduction to income tax expense.

ASC Topic 740 (previously FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes) prescribes a recognition threshold and measurement attribute for the recognition, measurement, presentation, and disclosure of uncertain tax positions that the Company has taken or expects to take on a tax return. ASC Topic 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the income tax position. Income tax positions must meet a more likely than not recognition threshold to be recognized. The Company adopted this guidance as of January 1, 2009 and the adoption of this guidance did not have a material impact on the Company’s financial position, results of operations, or cash flows as of and for the year ended December 31, 2009.

Derivative Financial Instruments — The Company accounts for derivatives according to ASC Topic 815 (previously SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities), which requires an entity to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and to measure those instruments at fair value. The accounting for changes in the fair value of a derivative are recorded each period in current earnings or in other comprehensive income depending on the intended use of the derivative and the Company’s designation of the instrument.

The Company’s derivative financial instruments include interest rate swaps and interest rate caps which are not used for trading or speculative purposes. These derivatives were not designated as having a hedging relationship with their underlying securities and therefore the Company did not qualify for hedge accounting for book accounting purposes. The Company’s interest rate swaps and interest rate caps are recorded at fair value in the consolidated balance sheets. Changes in fair value are recorded in current earnings as separately stated in the accompanying statements of operations.

Fair Value Measurements — ASC Topic 820 (previously SFAS No. 157, Fair Value Measurements) defines fair value, provides a framework for measuring fair value, and expands disclosures required for fair value measurements. This guidance defines a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest to lowest priority, are described below:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes values determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting the Company’s own assumptions.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

Interest Rate Caps — The fair value is determined with the assistance of a third party using forward yield curves and other relevant information generated by market transactions involving comparable instruments.

Interest Rate Swaps — The fair value is derived using hypothetical market transactions involving comparable instruments as well as alternative financing rates derived from market based financing rates, forward yield curves, discount rates, and the Company’s own credit risk.

The Company adopted ASC Topic 820 (previously FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157) for all non-financial assets and liabilities in 2009. The adoption did not have a material impact on the Company’s financial position, results of operations, or cash flows as of and for the year ended December 31, 2009.

The Company also adopted ASC Topic 825 (previously SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including An Amendment of FASB Statement No. 115), as of January 1, 2008, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. In addition, it also establishes recognition, presentation, and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company has not made any fair value elections with respect to any of its eligible assets or liabilities as of December 31, 2009 or 2008.

Recently Issued Accounting Standards —ASC Topic 805 (previously SFAS No. 141 (revised 2007), Business Combinations) provides guidance for the way companies account for business combinations. This guidance requires transaction-related costs to be expensed as incurred, which were previously accounted for as a cost of acquisition. ASC Topic 805 also requires acquirers to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. In addition, restructuring costs the acquirer was not obligated to incur shall be recognized separately from the business acquisition. The Company adopted this guidance on a prospective basis as of January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations, and cash flows as of and for the year ended December 31, 2009.

ASC Topic 810 (previously SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statement – an Amendment of ARB No. 51) requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated financial statements. A single method of accounting has been established for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation. Companies will no longer recognize a gain or loss on partial disposals of a subsidiary where control is retained. In addition, in partial acquisitions, where control is obtained, the acquiring company will recognize and measure at fair value 100% of the assets and liabilities, including goodwill, as if the entire target company had been acquired. The Company adopted this guidance as of January 1, 2009, and this guidance has been applied retrospectively for presentation and disclosure requirements. The Company has reported noncontrolling interests in subsidiaries as a separate component of equity and has adjusted net income for the comparative periods presented to include the amounts attributable to noncontrolling interests.

In March 2008, the FASB issued guidance under ASC Topic 815 (previously SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133), which amended and expanded the disclosure requirements of derivative instruments and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: 1) how and why an entity uses derivative instruments; 2) how derivative instruments and related hedged items are accounted for and 3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. To meet those objectives, the guidance requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. Such disclosures are required for fiscal years beginning after November 15, 2008 and are included in these consolidated financial statements.

In May 2009, the FASB issued guidance under ASC Topic 855 (previously SFAS No. 165, Subsequent Events), which provided general accounting standards for the disclosure of events that occur after the balance sheet date but before the financial statements are issued or available for issue. This guidance does not apply to subsequent events of transactions that are within the scope of other generally accepted accounting principles that provide different guidance on the accounting treatment of subsequent events. ASC Topic 855 includes a new required disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. Such disclosures are required for financial statements issued after June 15, 2009 and are included in these consolidated financial statements.

In June 2009, the FASB issued guidance under ASC Topic 810 (previously SFAS No. 167, Amendments to FASB Interpretation No. 46(R)), which amended the consolidation guidance for VIEs. The new guidance requires a company to perform an analysis to determine whether its variable interest gives it a controlling financial interest in a VIE. The amendment, which requires ongoing reassessments, redefines the primary beneficiary as the party that (1) has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) has the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. The guidance includes enhanced disclosures about a company’s involvement in a VIE and eliminates the exemption for qualifying special purpose entities. The guidance is effective for the Company on January 1, 2010. The Company is currently evaluating the impact, if any, on the Company’s financial position, results of operations, and cash flows.

In June 2009, the FASB adopted ASC Topic 105 (previously SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162), which is effective for periods after September 15, 2009. The ASC became the source of authoritative US Generally Accepted Accounting Principles (“GAAP”) applied to nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other non-grandfathered non-SEC accounting literature not included in the ASC is considered non-authoritative. The Company adopted the ASC as the single source of authoritative nongovernmental generally accepted accounting principles.

3.	ACQUISITIONS

In May 2008, the Company purchased one community for $39.0 million that was previously operated pursuant to an operating lease agreement. The Company financed $27.7 million of the purchase price through the assumption of existing financing with the remainder provided by the contribution of additional capital. The acquisition was accounted for under the purchase method of accounting. The table below summarizes the Company’s purchase price allocation and the impact of the acquisition on the Company’s consolidated balance sheet (in thousands):

Property and equipment	$33,363
Intangible assets	4,059

Total assets acquired	37,422

Bonds payable	26,288

Net assets acquired	$11,134

In June 2008, the Company purchased one community located in Ossining, New York with the intent to redevelop the facility. The community was acquired for approximately $17.4 million and had previously been operated by the Company under a lease agreement that was accounted for as a capital lease. The purchase price was financed with long-term debt. The redevelopment required a multi-year closure of the community and the relocation of all current residents. As a result of the redevelopment plans, the Company recorded a loss in the amount of $13.1 million during 2008 which is included in loss on asset related to building reconstruction on the accompanying consolidated statements of operations. Demolition expenses, resident relocation expenses and other closure costs for 2009 and 2008 were included in development expenses on the accompanying consolidated statements of operations.

4.	RELATED PARTY TRANSACTIONS

The Company has various agreements with related parties. As described in Note 1, each of the Company’s properties is managed by Atria pursuant to individual Facility Management Agreements. During 2009 and 2008, the Company incurred management fee expenses of $8.3 million and $8.9 million, respectively, payable to Atria under these agreements. Additionally, reimbursements to Atria for payroll and related expenses, as well as other expenses incurred by Atria on behalf of the Company, totaled $59.3 million and $60.9 million for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009 and 2008, the Company owed Atria $7.5 million and $4.9 million, respectively, related to the management fees and reimbursable expenses. As of December 31, 2009 and 2008, Atria and the communities managed by the Company owed the Company $0.2 million and $1.1 million, respectively.

For the years ended December 31, 2009 and 2008, Atria charged the Company $227,000 and $170,000, respectively, for residents that were relocated from one of the Company’s facilities to an Atria facility.

5.	ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

Assets qualifying as “held for sale” are required to be recorded at the lower of their carrying value or fair value, less costs to sell, and must be classified separately on the Company’s consolidated balance sheets. In addition, operating results and cash flows for communities either sold or held for sale are required to be classified as discontinued operations in the Company’s accompanying consolidated statements of operations and cash flows.

In January 2009, the Company cancelled the lease on one property and transferred ownership of the operations back to the lessor and the following amounts were segregated from continuing operations and included in discontinued operations in the accompanying consolidated statements of operations for the years ended December 31, 2009 and 2008 (in thousands):

	2009	2008

Revenues	$1,084	$13,564

Net operating loss	$(205)	$(865)
Non-operating expenses	(531)	(6,345)
Gain (loss) on disposition of assets — net	5,249	(3)

Gain (loss) from discontinued operations — net of tax	$4,513	$(7,213)

The following assets and liabilities were segregated and included in assets held for sale and liabilities associated with assets held for sale in the accompanying consolidated balance sheets as of December 31, 2008 (in thousands):

Current assets	$575
Restricted cash	1,036
Property and equipment — net	67,864
Other non-current assets	2,479

Total assets held for sale	$71,954

Current liabilities	$1,309
Security deposits	903
Capital lease obligation	75,000

Total liabilities associated with assets held for sale	$77,212

6.	LEASES

Capital Leases — As of December 31, 2009, the Company operated 11 communities pursuant to lease arrangements that were accounted for as capital leases. One of the leases requires the payment of additional rent based on a percentage increase of gross revenues. Leases are subject to increase based upon changes in consumer price index or gross revenues, subject to certain limits, as defined in the individual lease agreements. The capital lease agreements contain bargain purchase options to purchase the leased property and the option to exercise renewal terms.

Future minimum lease payments required under the capital lease agreements, including amounts that would be due under purchase options as of December 31, 2009, are as follows (in thousands):

Years Ending
December 31

2010	$11,573
2011	11,637
2012	11,764
2013	11,890
2014	12,017
Thereafter	226,374

285,255
Less:
Amount representing interest	(143,104)
Amounts due within one year	(8)

Capital lease obligations	$142,143

The Company has a lease agreement which allows the Company to purchase eight of its communities. The option price is the greater of the landlord’s investment amount of $82.4 million or the sum of the landlord’s investment amount plus 34% of the difference between the fair market value at the time the option is exercised and the landlord’s investment amount. This option is exercisable at the end of the initial or renewal terms and is first exercisable in 2019.

As of December 31, 2009, the Company had a lease agreement which allowed the Company to exercise purchase options for two of its communities. The purchase prices were based on the landlord’s investment amounts plus increases in the consumer price index occurring after the landlord’s investment. As of December 31, 2009, the Company also had another lease with the same landlord that contained a purchase option with the purchase price of the property equal to the fair market value minus 50% of the amount by which such fair market value exceeds $5.0 million.

In 2008 and a portion of 2009, the Company operated four properties pursuant to non-renewable five to ten year lease agreements that were accounted for as capital leases. Three of these properties were purchased during 2009 and one lease was cancelled in 2009.

The fair value of the Company’s capital leases has been estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets. Changes in assumptions or methodologies used to make estimates may have a material effect on the estimated fair value. As of December 31, 2009 and 2008, the Company estimated that the fair value of its capital lease obligations approximated $151.5 million and $304.6 million, respectively.

Operating Leases — The Company owns one property that is subject to a 99 year ground lease. Future minimum lease payments required under this operating lease agreement as of December 31, 2009, are as follows (in thousands):

Years Ending
December 31

2010	$147
2011	147
2012	147
2013	147
2014	147
Thereafter	11,756

Total	$12,491

As of December 31, 2009, the Company had approximately $3.8 million in outstanding letters of credit (the “L/Cs”) securing lease obligations. The lessors may draw upon the L/Cs if there are defaults under the related leases. The L/Cs expire between September and November 2010. One L/C is secured by a certificate of deposit that is included in restricted cash and other non-current assets in the accompanying consolidated balance sheets; the second L/C is secured by a restricted cash depository account at the issuing bank.

7.	LONG-TERM DEBT AND BONDS PAYABLE

A summary of long-term debt and bonds payable at December 31, 2009 and 2008, is as follows (in thousands):

	2009	2008

Mortgage notes payable, fixed rates 5.55% to 9.44% (weighted average 7.07%) , payable in periodic installments through 2027	$305,619	$199,087
Mortgage notes payable, variable rates 2.74% to 7.50% (weighted average 5.25%) payable in periodic installments through 2013	41,736	43,153
Mezzanine notes payable, LIBOR plus 3.95% (4.19% at December 31, 2009), payable in periodic installments through 2013	14,915	52,415
Bonds Payable, 6.75% fixed rate through 2014, interest only, due in 2033	65,325	65,325
Bonds Payable, 8.25%, payable in periodic installments through 2026	12,855	—
Bonds Payable, 7.90%, payable in periodic installments through 2044	50,367	50,630
Bonds Payable, 6.00%, payable in periodic installments through 2045	20,415	20,415
Bonds Payable, 6.50%, payable in periodic installments through 2043	7,285	7,285
Bonds Payable, 7.00%, interest only, due in 2029	16,000	16,000
Other	1,077	1,163

	535,594	455,473

Fair value adjustments resulting from original purchases	(30,695)	(24,204)

Less amounts due within one year	(4,243)	(2,051)

Total	$500,656	$429,218

In January 2009, the Company purchased one facility for $70.0 million which was previously accounted for as a capital lease. The purchase was primarily financed through the assumption of $47.0 million of existing financing and a $22.8 million capital contribution. The Company paid off the $47.0 million loan in September 2009 by refinancing the existing debt with a $46.8 million loan bearing 6.23% fixed interest with a 10 year maturity. The Company recognized an $11,400 loss on debt extinguishment.

In September 2009, the Company purchased two communities that were previously accounted for as capital leases. As part of these purchases, the Company assumed bonds payable totaling $12.9 million and bearing interest at 8.25%. The bonds mature in October 2026 with principal payable annually beginning in September 2011. The Company also assumed $37.7 million of mortgage notes payable bearing interest at 6.52%. The mortgage note matures in August 2017.

In September 2009, the Company modified two of its loan agreements. A $17.5 million loan with an original maturity of August 2009 was extended until February 2013. As part of the modification, the Company made a principal payment of $5.0 million on the loan. Interest is payable monthly at LIBOR plus 2.70% with principal payable at maturity. Additionally, a $52.4 million mezzanine loan with an original maturity of August 2009 was extended until February 2013. As part of the modification, the Company made a principal payment of $37.5 million on the loan. Interest is payable monthly at LIBOR plus 3.95% with periodic principal payments beginning in February 2011. The amendment was not considered a substantial modification in accordance with ASC Topic 470.

In February 2008, the Company obtained additional financing related to one community and entered into a new mortgage agreement totaling $5.6 million. The underlying mortgage note matures in December 2015. Interest and principal are payable monthly at a fixed rate of 5.80% based on a 30-year amortization period. The proceeds were used by the Company to pay down existing indebtedness.

In April 2008, the Company converted bonds payable for one community from a weekly variable to a fixed interest rate. The bonds total $16.0 million and interest is payable semi-annually at a fixed rate of 7.00%. The entire principal balance is due at maturity in December 2029.

In May 2008, the Company purchased one community that was previously accounted for as an operating lease and assumed bonds totaling $27.7 million. A portion of the bonds mature in October 2043 with interest payable semi-annually at a fixed rate of 6.50%. The remaining bonds mature in October 2045 with interest payable semi-annually at a fixed rate of 6.00%. Principal is payable annually beginning in October 2012 until maturity.

In June 2008, the Company obtained additional financing related to the purchase and redevelopment of one community located in Ossining, New York that was previously operated by the Company under a lease agreement that was accounted for as a capital lease. The new mortgage loan agreement has a maximum available loan amount of $40.0 million and expires in June 2013. The outstanding balance as of December 31, 2009 is $21.5 million. Interest is payable monthly at the greater of LIBOR + 4.00% or 7.50% with principal payable at maturity in 2013. The loan contains a rising rate interest provision which will result in increased interest payments over the term of the loan. This additional interest is accrued over the contractual term of the loan which is recorded in other long-term liabilities on the accompanying balance sheets and recorded in interest expense on the accompanying consolidated statements of operations.

In June 2008, the Company obtained additional financing to be used for community renovations, the exercise of certain community purchase options, the payoff of existing debt, and working capital up to $10.0 million. The new mortgage loan agreement has a maximum available loan amount of $70.0 million and expires in June 2011. The outstanding balance as of December 31, 2009 is

$70.0 million. In 2009 and 2008, $24.3 and $29.9 million of the proceeds were used to payoff existing mortgage debt, respectively. Interest is payable monthly at the greater of USTN + 4.75% or 8.50% with principal payable at maturity in 2011. The loan contains rising rate and contingent interest provisions which are expected to result in additional interest payments over the term of the loan. This additional interest is accrued over the contractual term of the loan which is recorded in other long-term liabilities on the accompanying balance sheets and recorded in interest expense on the accompanying consolidated statements of operations.

The construction of five of the Company’s properties was financed through the issuance of Industrial Development Revenue Bonds. The Company has recorded obligations on the accompanying balance sheets for outstanding bond issues (the “Bonds Payable”) as it is the primary obligor and has guaranteed the payments of these bonds. Interest on Bonds Payable is payable either quarterly or semiannually.

Under the debt and bond agreements, the Company is subject to various restrictive covenants including certain occupancy requirements. In order for the properties to qualify as a “qualified residential rental projects” in accordance with the Internal Revenue Code (for the Bonds to maintain their tax-exempt status), at least 20% of the units must be made available to persons whose adjusted family income is 50% or less of the area median gross income (adjusted for family size). As of December 31, 2009, all of the communities were in compliance with the low-income requirements.

Aggregate maturities of long-term debt (inclusive of extension options) and bonds payable as of December 31, 2009, are as follows (in thousands):

Years Ending
December 31

2010	$4,243
2011	15,503
2012	8,152
2013	118,738
2014	5,904
Thereafter	383,054

Total	$535,594

The fair value of the Company’s debt has been estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets. Changes in assumptions or methodologies used to make estimates may have a material effect on the estimated fair value. As of December 31, 2009 and 2008, the Company estimated that the fair value of its long-term debt and bonds payable approximated $487.6 million and $411.1 million, respectively.

Collateral for the mezzanine notes payable includes the OLSL LLC membership interests of the majority of SGSL LLC’s subsidiaries which encompasses substantially all of the operations of SGSL LLC.

8.	DERIVATIVES

The Company and Goldman Sachs Capital Markets, L.P. are parties to multiple total return interest rate swap agreements which effectively convert fixed rate Bonds Payable to variable rate obligations. Prior to September 2009, the swaps were scheduled to mature in 2011 and included interest payments based on a weighted average SIFMA Municipal Swap Index plus a 1.50% spread per annum.

In September 2009, the Company extended the existing total return interest rate swap agreements and entered into one additional swap agreement. The swaps are scheduled to mature in February 2013 and the interest rate was increased to SIFMA Municipal Swap Index plus a 2.50% spread per annum (2.75% at December 31, 2009). As of December 31, 2009, the notional amounts of the swap agreements total approximately $172.2 million with interest payable semi-annually.

In September 2009, the Company entered into two interest rate cap agreements with Goldman Sachs Mitsui Marine Derivative Products, L.P. on two of the variable rate mortgage loans. The Company paid an aggregate of $215,000 of fees under the terms of the agreements, which are in effect until February 2013. The interest rate cap agreements effectively limit the LIBOR Index rate under the loan agreements to a capped rate of 6.00% per annum. The interest rate cap agreements were assigned to Goldman Sachs Commercial Mortgage Company, L.P. as collateral under the individual loan agreements.

The Company entered into the total return interest rate swap agreements in order to mitigate the fair value risk associated with the underlying debt. The Company entered into the interest rate cap agreements in order to mitigate interest rate risk. Under ASC Topic 815, however, the Company did not qualify for hedge accounting. The fair values of the derivatives are recorded in other non-current assets and other long-term liabilities (see Note 9). Gains and losses associated with the derivatives are recorded in gain (loss) on derivative instruments.

The effect of derivative instruments on the consolidated statements of operations as of December 31, 2009 and 2008, is as follows (in thousands):

	Amount of Gain (Loss) Recognized in Income
	2009	2008

Interest rate swap agreements	$16,960	$(14,009)
Interest rate cap agreements	—	(3)

Total	$16,960	$(14,012)

9.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments as of December 31, 2009 and 2008, is as follows (in thousands):

	Carrying Amount at	Fair Value
	December 31, 2009	Level 1	Level 2	Level 3

Interest rate swap agreements	$8,800	$—	$8,800	$—
Interest rate cap agreements	215	—	215	—

Total assets	$9,015	$—	$9,015	$—

Interest rate swap agreements	$4,809	$—	$4,809	$—

Total liabilities	$4,809	$—	$4,809	$—

	Carrying Amount at	Fair Value
	December 31, 2008	Level 1	Level 2	Level 3

Interest rate swap agreements	$7,100	$—	$7,100	$—

Total assets	$7,100	$—	$7,100	$—

Interest rate swap agreements	$20,070	$—	$20,070	$—

Total liabilities	$20,070	$—	$20,070	$—

At December 31, 2009 and 2008, the assets related to the fair value of interest rate swap and cap agreements were recorded in other non-current assets at approximately $9.0 million and $7.1 million, respectively. Liabilities related to the interest rate swap agreements were recorded in other long-term liabilities at approximately $4.8 million and $20.1 million, respectively. A net gain (loss) on derivative financial instruments of approximately $17.0 million and ($14.0) million was recorded in the consolidated statements of operations for the year ended December 31, 2009 and 2008, respectively (see Note 8).

10.	INCOME TAXES

During 2009 and 2008, the Company recorded income tax expense as follows (in thousands):

	2009	2008

Current tax expense	$—	$(10)
Deferred tax expense	—	(4,698)

Total tax expense	$—	$(4,708)

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	2009	2008

Federal statutory rate	(35.0)%	(35.0)%
State income taxes — net of federal income tax benefit	(5.0)	(5.0)
Valuation allowance	40.2	45.8
Other items	(0.2)	1.5

Effective income tax rate	0.0%	7.3%

A summary of the deferred income taxes by source included in the consolidated balance sheet at December 31, 2009 and 2008, is as follows (in thousands):

	2009	2008

Deferred tax assets:
Net operating losses	$26,768	$20,375
Accrued expenses not currently deductible	1,102	1,212
Capital lease obligations	56,861	56,100
Investment in partnerships	1,299	5,917
Intangible assets	4,255	4,610
Other	1,319	835

Total deferred tax assets	91,604	89,049

Valuation allowance	(43,236)	(37,132)

Net deferred tax assets	48,368	51,917

Deferred tax liabilities:
Property and equipment	(46,356)	(49,975)
Notes receivable	(2,012)	(1,942)

Total deferred tax liabilities	(48,368)	(51,917)

Net deferred tax asset	$—	$—

At December 31, 2009 and 2008, the Company has net operating loss carryforwards of approximately $66.9 million and $48.4 million, respectively, which expire in years 2025 through 2029.

At December 31, 2009, the Company has a valuation allowance of $43.2 million to reduce its deferred tax assets to an amount that is more likely than not to be realized. In determining the need for and the amount of the valuation allowance, the Company considered the future reversals of existing taxable temporary differences, future taxable income exclusive of reversals of existing taxable temporary differences, and the implementation of prudent and feasible tax planning strategies. Although realization is not assured for the net deferred tax asset, management believes it is more likely than not that they will be utilized based on the future reversals of existing taxable temporary differences. If future taxable income is less than the amount that has been assumed in determining the deferred tax asset, then an increase in the valuation allowance will be required with a corresponding increase to income tax expense. Alternatively, if future taxable income exceeds the level that has been assumed in calculating the deferred tax asset, the valuation allowance could be reduced with the corresponding reduction to income tax expense. In 2009, the Company increased the valuation allowance by $6.1 million and recognized a corresponding expense. The increase in the valuation allowance was primarily due to a change in the estimated future reversal of existing taxable temporary differences.

The Company records interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2009, the Company had determined that no uncertain tax positions existed and thus, no interest or penalties were accrued.

The Company is subject to taxation in the U.S. and various state and local jurisdictions. As of December 31, 2009, the Company’s tax years for 2005 to 2009 are subject to examination by the tax authorities.

11.	OTHER CURRENT ASSETS AND ACCRUED LIABILITIES

A summary of other current assets at December 31, 2009 and 2008, is as follows (in thousands):

	2009	2008

Non-resident receivables	$1,107	$1,340
Prepaid insurance	952	1,236
Prepaid property taxes	552	461
Food inventory	213	226
Prepaid interest on capital leases	—	247
Other	289	557

Total	$3,113	$4,067

A summary of accrued liabilities at December 31, 2009 and 2008, is as follows (in thousands):

	2009	2008

Deferred revenue	$4,362	$4,281
Accrued interest	4,330	3,572
Accrued payroll and benefits	3,548	4,327
Accrued capital expenditures	1,844	1,944
Accrued professional fees	465	288
Accrued insurance	360	283
Accrued rent	262	409
Other accrued expenses	1,177	699

Total	$16,348	$15,803

12.	INSURANCE

Mystic River Insurance Inc (“MRI”) is majority-owned by a subsidiary of the Company. MRI is a captive insurance company domiciled in South Carolina which insures the general and professional liability risks of SGSL LLC in excess of a $100,000 deductible that is retained by the Company. MRI insures claims up to $1.0 million per claim, above the deductible, and $3.0 million in the aggregate. Funding for MRI is based upon actuarial evaluations of claims and industry trends.

CCI, a captive insurance company domiciled in South Carolina, is wholly-owned by the Company and is consolidated in the accompanying financial statements. CCI insures the general and professional liability risks of the Company (other than SGSL LLC, which is insured by MRI) in excess of a $100,000 deductible that is retained by the Company. CCI insures claims up to $1.0 million per claim, above the deductible, and $3.0 million in the aggregate. Funding for CCI is based upon actuarial evaluations of claims and industry trends.

Even though the Company funds certain amounts to CCI and MRI to pay potential claims, the Company retains various levels of professional and general liability risks. The Company accrues estimates of the ultimate costs for both reported claims and incurred but not reported claims payable by the Company. The Company has also purchased separate umbrella coverage to cover risk exposures in excess of CCI and MRI limits.

Currently, claims against the Company are in various stages of adjudication and/or litigation, some of which may result in payment from CCI and MRI. In the opinion of management, the ultimate disposition of claims incurred to date should not have a material adverse effect on the financial position or operations of the Company.

13.	INTEGRATION-RELATED EXPENSES

The Company incurred approximately $0.6 million and $1.8 million of expense in 2009 and 2008, respectively, for integration costs associated with its acquisitions. In conjunction with its acquisitions, the Company entered into various integration and retention plans with key employees. These plans included incentives related to the successful transition of these properties to the new manager, as well as incentives related to continued employment through dates extending to December 31, 2008. These expenses were recorded by the Company over the related service periods.

Integration-related expenses also include other costs that have been expensed as incurred. These expenses relate primarily to transitional expenses incurred for licensing services, consulting services, and initial employee training and travel.

14.	CONTINGENCIES AND GUARANTEES

The Company is subject to claims and legal actions in the ordinary course of its business. The Company believes that any liability resulting from these matters, after taking into consideration its insurance coverages and amounts recorded in the consolidated financial statements, will not have a material adverse effect on its consolidated financial position, results of operations, and cash flows.

The Company has made certain guarantees to third parties. These guarantees may survive the expiration of the term of the agreements or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments to be made under these guarantees, as the triggering events are not subject to predictability. The Company believes the likelihood of any losses resulting from these guarantees is remote.

The Company and certain partners have guaranteed certain obligations of Maplewood Place, an equity method investee. These guarantees include the payment of a monthly replacement reserve deposit in the amount of $3,474 if not paid by Maplewood Place. Additionally, the Company and certain partners have guaranteed to make payments in the event of certain tax credit recapture events. As of December 31, 2009 and 2008, no payments were required under these guarantees and the fair value of these guarantees was not material.

15.	SUBSEQUENT EVENTS

The Company’s financial statements are available for issue as of February 26, 2010. Any subsequent events have been evaluated through this date.

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